Exhibit 99

News Release

First Regional	1801 Century Park East	Jack A. Sweeney
Bancorp	Century City, California 90067	Board Chairman
Telephone (310) 552-1776
Facsimile (310) 552-1772

IMMEDIATE RELEASE

FIRST REGIONAL BANCORP MAINTAINS PROFITABILITY IN FIRST QUARTER DESPITE CHALLENGING ECONOMIC CONDITIONS

•                  Total assets, total deposits and net loans all set new first-quarter records

•                  Net income registered $4.7 million, equal to 37 cents per diluted share

•                  Net interest income of $26.4 million reflects lower operating margins compared to the prior year

•                  Bank adds substantially to loan loss reserves in challenging environment

CENTURY CITY, CALIFORNIA (April 28, 2008)—First Regional Bancorp (Nasdaq-GSM: FRGB), maintained profitability in the first quarter of 2008 while bolstering its balance sheet by adding substantially to its loan loss reserve.

For the three months ended March 31, 2008, net income was $4.7 million, equal to 37 cents per diluted share, compared with last year’s first quarter totals of $9.0 million, or 69 cents per diluted share.  At March 31, 2008, total assets amounted to $2.321 billion, up 14.5% from $2.027 billion one year earlier.  Total deposits at the end of the quarter were $1.696 billion, an increase of approximately 7% from $1.587 billion in the prior year.  Net loans grew 19%, to $2.166 billion from $1.824 billion at March 31, 2007.  Total capital at quarter’s end was $177.8 million, an increase of 13.2% from $157.1 million one year ago, the gain achieved primarily through the retention of earnings.  First Regional continues to exceed all financial ratio requirements for Well Capitalized status under applicable regulations.

Results for the first quarter of 2008 reflected certain nonrecurring items.  First Regional recorded a $2.8 million gain (included in other income) as a result of the redemption of a portion of the company’s stock in Visa International in conjunction with Visa’s initial public offering in late March of this year. Also, as a result of that initial public offering, First Regional was able to reverse a $2.2 million reserve for contingent liabilities established in late 2007 due to Visa-related litigation.  The two Visa-related transactions increased after-tax net income by $2.9 million, equal to 23 cents per diluted share.

Reflecting concerns with the economic climate and its potential impact, in the first quarter First Regional made a $10.8 million provision to its loan loss reserve, bringing that reserve to $33.6 million, or 1.53% of gross loans, at March 31, 2008.  Nonperforming assets as of the same date totaled $17.8 million, or 0.81% of gross loans, compared to $10.5 million at December 31, 2007, and just $63,000 on March 31 of 2007.

H. Anthony Gartshore, President and Chief Executive Officer, commented:  “As underscored by the constant stream of negative headlines, these are unusually challenging times for financial institutions like First Regional, and obviously our results are being adversely affected by these difficult conditions.  While we have avoided involvement in sub-prime mortgages and other ultra high-risk segments of real estate credit, we must anticipate that areas of real estate in which we do participate will be impacted by the current economic realities.  Consistent with the conservative and prudent basis on which First Regional has always operated, we are being even more selective on loan transactions, and will continue to make loan loss provisions as necessary based on our ongoing analysis of First Regional’s loan portfolio performance and economic conditions in general.”

Mr. Gartshore continued:  “The Federal Reserve is focused on reversing the current economic slowdown by reducing interest rates.  Our operating margins felt the impact of the Federal Reserve’s actions during the first quarter, as our net interest margin fell to 4.88% from 5.76% in the same period a year ago.  Net interest income was $26.4 million in the first quarter of 2008 compared to the $26.5 million recorded in last year’s first quarter, as higher loan totals largely offset our lower net interest margin.

“Recognizing the cyclical nature of the environment in which we operate, we have taken care to position First Regional to address challenging conditions when they arise with the overriding goal of prospering on a long-term basis.  To execute our strategy, we have built a highly talented and experienced management team along with a capable and professional staff.   Our organization is structured to provide our clients with our signature level of service while operating on an efficient, cost-effective basis.”

Mr. Gartshore concluded: “We foresee many challenges going forward, but also opportunities and we look to the future with a sense of confidence and determination.  While we expect our actions in the present environment will have the effect of limiting short-term growth, we believe they are necessary to protect the value of our franchise.  Over the years, we have built substantial value for our shareholders, and remain dedicated to preserving and enhancing shareholder value.”

First Regional Bancorp is a bank holding company headquartered in Century City.  Its subsidiary, First Regional Bank, specializes in providing businesses and professionals with the management expertise of a major bank and the personalized service of an independent.

# # #

CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)

	(000’s omitted)
As of March 31	2008	2007

ASSETS:
Cash and due from banks	$36,301	$108,118
Federal funds sold	1,280	0
Cash and cash equivalents	37,581	108,118

Investment securities	32,178	30,577
Federal Home Loan Bank stock - at cost	15,322	10,947
Loans - net	2,166,153	1,823,526
Premises and equipment - net	5,374	4,345
Other real estate owned	0	0
Accrued interest receivable and other assets	64,493	49,722

Total assets	$2,321,101	$2,027,235

LIABILITIES AND CAPITAL:
Demand deposits	$400,099	$412,788
Savings deposits	61,746	53,500
Money market deposits	920,613	890,999
Time deposits	313,450	229,642

Total deposits	1,695,908	1,586,929

Funds purchased	0	0
Federal Home Loan Bank advances	326,000	170,000
Subordinated debentures	100,517	92,785
Accrued interest payable and other liabilities	20,865	20,400

Total liabilities	2,143,290	1,870,114

Stated capital	44,373	53,063
Retained earnings	133,212	103,858
Net unrealized gains on available-for-sale securities	226	200

Total capital	177,811	157,121

Total liabilities and capital	$2,321,101	$2,027,235

Book value per share outstanding	$15.08	$12.84

Total shares outstanding	11,790,967	12,234,656

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	(000’s omitted)
	Three Months Ended March 31
	2008	2007

Interest on loans	$40,296	$40,938
Interest on federal funds sold	68	91
Interest on securities	431	296

Total interest income	40,795	41,325

Interest on deposits	11,067	11,523
Interest on subordinated debentures	1,616	1,683
Interest on FHLB advances	1,708	1,595
Interest on funds purchased	8	6

Total interest expense	14,399	14,807

Net interest income	26,396	26,518

Provision for loan losses	10,790	0

Net interest income after provision
for loan losses	15,606	26,518

Other operating income	5,171	2,367

Salaries and related benefits	9,486	9,021
Occupancy expenses	969	819
Other expenses	2,087	3,479

Total other operating expenses	12,542	13,319

Income before provision for income taxes	8,235	15,566

Provision for income taxes	3,500	6,575

Net income	$4,735	$8,991

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	(000’s omitted)
	Three Months Ended March 31
	2008	2007

Net income per share
Basic	$0.40	$0.74
Diluted	$0.37	$0.69

Average shares outstanding	11,811,829	12,215,675
Diluted average shares	12,710,929	13,079,261

Average Equity	$175,487	$156,921
Average Assets	$2,241,357	$1,977,349
Return on Average Equity (%)	10.85	23.24
Return on Average Assets (%)	0.85	1.84
Efficiency Ratio (%)	39.73	46.11
Number of Employees	299	271
Assets per Employee (000s)	$7,763	$7,481

CREDIT QUALITY

Beginning Reserve for Loan Losses (000s)	$22,771	$20,624
Loan Loss Provisions	10,790	0
Loan Recoveries	0	79
Loan Chargeoffs	0	0
Net Change in Allowance for Unfunded Loan Commitments	19	(9)
Ending Reserve for Loan Losses (000s)	$33,580	$20,694

Loans Past Due 30-89 days	$26,165	$0

Loans Past Due 90 Days or More	$12,087	$13
Nonaccrual Loans	5,687	50
Other Real Estate Owned	0	0
Nonperforming Assets (000s)	$17,774	$63
Nonperforming Assets / Gross Loans + OREO (%)	0.81	0.00
Reserve for Loan Losses / Nonperforming Assets (%)	188.93	32847.62
Reserve for Loan Losses / Gross Loans (%)	1.53	1.12

			(000’s Omitted)
			For the Three Months Ended March 31,
	2008			2007
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost (%)	Balance	Interest	Yield/Cost (%)

Gross Loans	$2,129,698	$40,296	7.61	$1,831,040	$40,938	9.07
Funds Sold	8,827	68	3.10	6,765	91	5.46
Investment Securities	35,268	431	4.92	28,554	296	4.20
Total Earning Assets	$2,173,793	$40,795	7.55	$1,866,359	$41,325	8.98

Deposits	$1,739,710	$11,067	2.56	1,598,369	$11,523	2.92
Federal Home Loan Bank Advances	221,780	1,708	3.10	118,578	1,595	5.46
Subordinated Debentures	100,517	1,616	6.47	92,785	1,683	7.36
Funds Purchased	734	8	4.38	407	6	5.98
Total Bearing Liabilities	$2,062,741	$14,399	2.81	$1,810,139	$14,807	3.32

Net Interest Spread (1)			4.74			5.66

Net Interest Margin (2)			4.88			5.76

(1) Net interest spread represents the average yield earned on Earning Assets less the average cost of Bearing Liabilities.

(2) Net interest margin represents Net Interest Income divided by average Earning Assets.

The following is a schedule of new loans booked (not including loan renewals) by First Regional’s subsidiary, First Regional Bank, during each month of the first quarter of 2008:

New Loans Booked
Month	(000’s omitted)

January	$113,283
February	63,339
March	89,602
First Quarter Total	$266,224

The following is a schedule describing the primary components of First Regional Bank’s loan portfolio as of March 31, 2008 and 2007:

	Disbursed Balance as of March 31, 2008	Percentage	Disbursed Balance as of March 31, 2007	Percentage
	(000’s omitted)	of Total	(000’s omitted)	of Total
Commercial Real Estate Loans
Construction Loans	$665,753	30.2%	$426,684	23.0%
Mini-Perm Loans	298,882	13.5%	277,016	15.0%
Bridge Loans	942,597	42.7%	868,212	46.9%
Other	32,666	1.5%	38,217	2.1%
	1,939,898	87.9%	1,610,129	87.0%
Commercial Non-Real Estate Secured Loans	$267,127	12.1%	$241,864	13.0%

Total loans	$2,207,025	100.0%	$1,851,993	100.0%
Less - Allowance for loan losses	33,580		20,694
- Deferred loan fees	7,292		7,773
Net Loans	$2,166,153		$1,823,526

This report includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical fact, included herein may constitute forward-looking statements.  Although First Regional believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Important factors that could cause actual results to differ materially from First Regional’s expectations include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which First Regional conducts its operations.